Exhibit 10.24
             Settlement Agreement with Frontier Communications, Inc.

                                                August 17, 1998

Kenneth A. Payment, Esq.
Harter, Secrest & Emery
700 Midtown Tower
Rochester, New York  14604

      Re: Frontier Communications International, Inc. v. Digitec 2000, Inc.

Dear Ken:

            As per the terms of the settlement agreement that we reached on August 6, 1998, Digitec will pay Frontier $150,000.00 via wire transfer, on or before the close of business on September 7, 1998. Digitec will pay Frontier the remaining $50,000.00 via wire transfer, on or before the close of business on September 22, 1998. The transfer of funds should be made to the account of Frontier Communications International, Inc., at Marine Midland Bank, Rochester, New York. The pertinent transfer information is as follows:

            Credit account number:   590 838 814
            ABA routing number:      021 001 088

            In response to your letter dated August 6, 1998, regarding the release of the UCC-1's currently filed by Frontier against Digitec, please prepare and forward to me the necessary documentation for our review and execution.

            I have enclosed the following for signature by your client:
Affidavit of Confession of Judgment, Release, and Stipulation Discontinuing Action. Please have them executed and return them to me at your earliest convenience. We will hold these documents in escrow pending receipt of the September 22, 1998 payment. As soon as Frontier executes the Release, I will forward it to you.


                                                     Very truly yours,

                                                     /s/ Michael D. Norris
                                                     ---------------------
                                                     Michael D. Norris

MDN/atb
Enclosures

cc: Terrance P. O'Grady, Esq.